EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 6 to Registration Statement No. 333-41194 of InforMax, Inc. of our report dated June 7, 2000, except for Note 16, paragraphs six, seven, eight, nine, ten, eleven, twelve, thirteen, fourteen and fifteen as to which the dates are June 19, 2000, June 23, 2000, June 29, 2000, June 30, 2000, July 7, 2000, August 16, 2000, September 8, 2000, September
11, 2000, September 21, 2000 and September 26, 2000, respectively appearing in the Prospectus, which is part of such Registration Statement, and to the references to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.


Deloitte & Touche LLP

McLean, Virginia

September 28, 2000